/ LAS VEGAS--(BUSINESS WIRE)-- Cannae Holdings, Inc. (NYSE:CNNE) today announced that Brent B. Bickett will transition from his role as President of the Company to a role as a Senior Advisor to Cannae effective December 31, 2020. “Brent has been the M&A leader for many of the companies I have been involved with over the past 21 years,” commented Chairman William P. Foley II. “I would like to thank Brent for his service to Cannae and I look forward to continuing to work with Brent in his new role.” Brent Bickett added, “It has been an honor working with Bill on M&A transactions for the past 21 years. The journey has been incredibly fulfilling both professionally and personally and I look forward to continuing to assist Bill and the Cannae team on certain existing investments while also having the opportunity to pursue independent investment opportunities.” About Cannae Holdings, Inc. Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $100 Billion in publicly traded companies including Fidelity National Information Services (“FIS”), Fidelity National Financial (“FNF”), and Black Knight, Inc. (“BKI”). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in Dun & Bradstreet or ~76 million shares. Cannae’s second principal holding is Ceridian (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud based provider of human capital management software. Cannae owns approximately 9.5% of Ceridian representing ~14 million shares. Contacts Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com Shannon Devine, VP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com Source: Cannae Holdings, Inc. Cannae Holdings, Inc. Announces Transition of Brent B. Bickett to Senior Advisor